Exhibit 16.1

November 8, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Surrozen, Inc. (f/k/a Consonance-HFW Acquisition Corp.) under the section entitled “Change in Independent Auditor” of its Form S-1 filed with the Securities and Exchange Commission on September 13, 2021, as amended, regarding the dismissal of Marcum LLP as the independent registered public accounting of Surrozen, Inc. (f/k/a Consonance-HFW Acquisition Corp.) effective August 12, 2021. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Surrozen, Inc. (f/k/a Consonance-HFW Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP